Exhibit 99.1

Modiv Announces Initiation of Equity Analyst Coverage by Janney Montgomery Scott LLC with a “Buy” Recommendation

NEWPORT BEACH, CA, September 30, 2022 – Modiv Inc. (“Modiv” or the “Company”) (NYSE:MDV), an internally managed real estate investment trust (“REIT”) that acquires, owns and manages a diversified portfolio of single-tenant net-lease real estate properties, today announced that Janney Montgomery Scott LLC (“Janney”) initiated coverage on the Company with a “Buy” recommendation and a fair value estimate of $20 per share. Copies of the full analyst report can be obtained directly from Janney. Modiv now has four independent equity research analysts covering the company, with an average consensus price target of $20.25.

“We appreciate that institutional research analysts are taking notice of our Company,” said Aaron Halfacre, Chief Executive Officer. “Our experienced management team continues to execute on our strategy to enhance the quality of our portfolio by transitioning away from non-core properties to acquiring industrial manufacturing assets. Regardless of the market environment, we remain disciplined and focused as we assess opportunities that meet our goal of driving sustainable long-term shareholder value.”

All reports on Modiv prepared by analysts represent the views of such analysts and are not necessarily those of Modiv. Modiv is not responsible for the content, accuracy or timelines provided by analysts. Modiv does not expressly or by implication warrant or assume any legal liability or responsibility for the accuracy, completeness, or usefulness of any information, assumption, data, forecast, estimate or projection contained in the reports or industry notes provided by analysts, and the dissemination of such reports or industry notes does not necessarily constitute or imply the Company’s endorsement or recommendation.

About Modiv
Modiv Inc. is an internally managed REIT that acquires, owns and manages a diversified portfolio of single-tenant net-lease real estate. The Company primarily invests in industrial and retail properties that are mission critical to tenants. Driven by innovation and an investor-first focus, Modiv is committed to providing investors with Monthly Dividends. As of June 30, 2022, Modiv had a $540 million real estate portfolio (based on estimated fair value) comprised of 2.9 million square feet of aggregate leasable area. For more information, please visit: www.modiv.com.

Forward-looking Statements

Certain statements contained in this press release, other than historical facts, may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include, but are not limited to, statements regarding our plans, strategies and prospects, both business and financial. Such forward-looking statements are subject to various risks and uncertainties, including but not limited to those described under the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 filed with the SEC on March 23, 2022. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this press release and in the Company’s other filings with the SEC. Any forward-looking statements herein speak only as of the time when made and are based on information available to the Company as of such date and are qualified in their entirety by this cautionary statement. The Company assumes no obligation to revise or update any such statement now or in the future, unless required by law.

Investor Inquiries:
Megan McGrath, Financial Profiles, Inc.
Mmcgrath@finprofiles.com
310-622-8248